Exhibit 4.6
Archipelago Learning, Inc.
2009 Omnibus Incentive Plan
RESTRICTED STOCK UNIT AWARD AGREEMENT
          THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of                     , 2009 (the “Grant Date”) by and between Archipelago Learning, Inc., a Delaware corporation (with any successor, the “Company”), and                      (the “Participant”).
R E C I T A L S:
          WHEREAS, the Company has adopted the Archipelago Learning, Inc. 2009 Omnibus Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
     I. Restricted Stock Unit Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant the number of Restricted Stock Units (the “RSUs”) and the number of Dividend Equivalent Rights (the “Dividend Equivalents”) set forth on Schedule I, which shall vest and become nonforfeitable in accordance with Section III hereof. Each RSU and each Dividend Equivalent represents one hypothetical Share.
     II. Settlement of RSUs. On the Vesting Date (as defined below) or as soon as practicable thereafter, the Company shall deliver to Participant one or more certificate(s) representing the number of Shares equal to the number of RSUs which vested on such Vesting Date. Prior to settlement, Participant shall make arrangements with the Committee for the satisfaction of any federal, State, local or foreign withholding obligations that may arise in connection with such settlement in accordance with the terms of the Plan. The Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
     III. Vesting.
          (a) Vesting Schedule. Subject to the Participant’s continued employment or service, as the case may be, the RSUs shall vest on the first date (the “Vesting Date”) on which any of the RSUs may be sold or otherwise disposed of by the Participant without restrictions, whether imposed by this Agreement, any other agreement, applicable law or written Company policy or rule (e.g. trading windows, blackout periods, etc.) or otherwise, after the date which is the earlier of (i) the date on which Providence Equity Investors V, L.P. and Providence Equity Investors V-A, L.P. (collectively, the “Providence Investors”) have collectively received an aggregate of at least $___ in cash (whether by dividends or sale proceeds) and/or property (at the fair market value of the property received on date of receipt as determined by the Committee), in respect of the Shares owned by them as of the date hereof and (ii) the ten (10) year anniversary of the Grant Date, if, in the case of this clause (ii), the sum of (x) the aggregate amount the Providence Investors have collectively received as of the ten (10) year anniversary of the Grant Date in cash (whether by dividends or sale proceeds) and/or property (at the fair market value of the property received on date of receipt as determined by the Committee), in respect of the Shares owned by them as of the date hereof plus (y) the amount the Providence Investors would receive if the Providence Investors were to sell or otherwise dispose of the Shares owned by them on the ten (10) year anniversary of the Grant Date at the average closing trading price of a Share over the twenty (20) trading day period prior to the ten (10) year anniversary of the Grant Date exceeds $___.
          (b) Forfeiture. If the Participant’s employment or service, as the case may be, is terminated for any reason other than a termination by the company without Cause, the RSUs and the Dividend Equivalent Rights, to the extent not then vested, shall be forfeited by the Participant without consideration. If the Participant’s employment or service, as the case may be, is terminated by the Company without Cause, the RSUs and the Dividend Equivalent Rights, to the extent not then vested, shall be forfeited by the Participant without consideration on the one (1) year anniversary of the date of termination. The RSUs, to the extent not then vested, shall expire upon the ten (10) year anniversary of the Grant Date.
     IV. No Right to Continued Service. The granting of the RSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment or service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the employment or service of the Participant.
     V. Securities Laws/Legend on Certificates. The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company which satisfies such requirements. The certificates representing the Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     VI. Transferability. The RSUs and the Dividend Equivalents may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the RSUs or the Dividend Equivalents to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
     VII. Dividend Equivalents. For each Dividend Equivalent the Participant shall have the right to receive an amount equal to the per Share dividend (if any) paid by the Company during the period between the Grant Date and the Dividend Equivalent’s expiration. Each Dividend Equivalent relates to one RSU and expires at the same time that the related RSU vests or is canceled or forfeited. When dividends are paid by the Company, the Participant will be credited with an amount determined by multiplying the number of the Participant’s unexpired Dividend Equivalents by the dividend per Share. Such amount is payable in cash on the Vesting Date following the date the dividend is paid.
     VIII. Adjustment of RSUs and Dividend Equivalent Rights. Adjustments to the RSUs and Dividend Equivalent Rights shall be made in accordance with the terms of the Plan. Fractional shares shall not be issued and any rights thereto shall be forfeited without consideration.
     IX. Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, the Participant may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares and/or Dividend Equivalents having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
     X. Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.
     XI. Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

     XII. Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
     XIII. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.
     XIV. Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
          SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     XV. RSUs and Dividend Equivalents Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs and the Dividend Equivalents are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Participant has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of the Plan and this Agreement.
     XVI. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     XVII. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     XVIII. Noncompetition; Nonsolicitation, Protection of Confidential Information.
          (a) Applicability. This Section XVIII will survive the termination of this Agreement and the Participant’s employment with or service to the Company. As used in this Section XVIII, the “Company” shall mean the Company and the Company’s Subsidiaries.
          (b) Restricted Period. As used in this Section XVIII, the “Restricted Period” means the period commencing on the Grant Date and ending six months following the date upon which Employee’s employment with or service to the Company and its Subsidiaries ceases (the “Trigger Date”).
          (c) Noncompetition. During the Restricted Period, the Participant will not engage in any business in any manner, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity that (a) is in competition with any business of the Company or any business in which, to the Participant’s knowledge, the Company had plans to engage or was considering engaging as of the Trigger Date, or (b) inevitably will result in the disclosure or use of the Company’s Confidential Information (defined below), in either case in any state in the United States where the Company does business as of the Trigger Date or where, to the Participant’s knowledge, the Company had plans to engage or was considering engaging as of the Trigger Date.
          (d) Nonsolicitation. As used in this Section XVIII, “Solicitation” means, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity, (i) the solicitation of, inducement of, or attempt to induce, any employee, agent or consultant (including freelance writers and content providers) of the Company to leave the employ of, or stop providing services to, the Company; (ii) the offering or aiding another to offer employment to, or interfering or attempting to interfere with the Company’s relationship with, any employees or consultants (including freelance writers and content providers) of the Company; (iii) the solicitation of, or assistance to any entity or person in solicitation of, any customers or suppliers (including freelance writers and content providers) of the Company to discontinue doing business with the Company; or (iv) interfering with any relationship between the Company and any of its customers or suppliers (including freelance writers and content providers). During the Restricted Period, the Participant will not engage in or attempt to engage in any Solicitation, provided that Solicitation will not be considered to have occurred by the general advertising for or hiring of any employee by entities with which the Participant is associated, as long as he does not directly or indirectly (A) induce such employee to leave the Company, (B) contact such employee prior to his departure from the Company regarding employment, or (C) in the case of hiring such employee, control such entity or have any input in the decision to hire such employee.
          (e) Protection of the Company’s Confidential Information. As used in this Agreement, “Confidential Information” means all information that relates to the business, technology, manner of operation, suppliers, customers, finances, employees, plans, proposals or practices of the Company or of any third parties doing business with the Company, and includes, without limitation, the identities of and other information regarding the Company’s suppliers, customers and prospects, supplier lists, employee information, business plans and proposals, software programs, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, nonpublic financial information, and all other information the Company designates as “confidential” or intends to keep as confidential or proprietary. Excluded from the definition of Confidential Information is information that is or becomes generally known to the public, other than through the breach of this Agreement by the Participant. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be generally known to the public.
     The Participant understands and agrees that Confidential Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained. The Participant acknowledges that in the course of employment with the Company, he has received and may receive Confidential Information of the Company. The Participant further acknowledges that Confidential Information is a valuable, unique and special asset belonging to the Company. For these reasons, and except as otherwise directed by the Company, the Participant agrees, during his employment, and at all times after the termination of his employment with the Company, that he will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than as required by his work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential Information. Upon the Company’s request at any time and for any reason, the Participant shall immediately deliver to the Company all materials (including all soft and hard copies) in the Participant’s possession which contain or relate to Confidential Information.
          (f) Ownership of Intellectual Property. All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, trade secrets or intellectual property rights or any interest therein (for purposes of this Section XVIII, the “Developments”) made by the Participant, either alone or in conjunction with others, at anytime or at any place during the Participant’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Participant, in which the Company intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Participant. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Participant are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Company. The Participant shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, other provisions of this Agreement or otherwise, the Participant will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Participant shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Participant’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Participant’s death or incapacity), to act for and in the Participant’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Participant.
          (g) Repayment of Proceeds. If Participant violates any provision of this XVIII, then Participant shall be required to pay to the Company, within ten business days following the date on which Participant commits such violation, an amount equal to the aggregate proceeds, if any, Participant received upon the sale or other disposition of Participant’s Shares.
          (h) Equitable Relief. The Participant acknowledges that (i) the provisions of this Section XVIII are essential to the Company; (ii) that the Company would not enter into this Agreement if it did not include this Section XVIII; and (iii) that damages sustained by the Company as a result of a breach of this Section XVIII cannot be adequately remedied by monetary damages. Furthermore, the Participant agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section XVIII.
     XIX. Section 409A of the Code.
          (a) General. The Company intends that the Awards granted hereunder be structured, interpreted, operated and administered to satisfy an exemption from Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”). If any Awards are not exempted from Section 409A, then the Company intends for such Awards to comply with Section 409A, such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the payments. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.
          (b) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid on the day that immediately follows the end of such six-month period or within fifteen (15) days thereafter (but no later than then end of the applicable taxable year). A Participant shall be entitled to any dividends payable during the period that the delivery of any Shares is delayed pursuant to the preceding sentence, and such dividends shall be paid at the same time such Shares are delivered.

          (c) Separation from Service. A termination of service shall not be deemed to have occurred for purposes of any provision of the Plan or this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of service,” or like terms shall mean “separation from service.”
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first written above.

Archipelago Learning, Inc.
By:
Name:
Title

Agreed and acknowledged as
of the date first above written:

Participant

Schedule I
[ ] Shares
[ ] Dividend Equivalents

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